Exhibit 99.1

Verisk Names Elizabeth Mann Chief Financial Officer

JERSEY CITY, N.J., July 21, 2022 – Verisk (Nasdaq: VRSK) today announced that Elizabeth Mann has been named executive vice president and chief financial officer for Verisk, effective September 15, 2022.

As CFO, she will lead Verisk’s global finance organization which includes accounting and controllership, financial planning and analysis, investor relations, strategic sourcing and procurement, tax and treasury.

Lee Shavel, CEO of Verisk, said, “We’re excited to welcome Elizabeth to Verisk. Elizabeth’s global and multi-faceted finance experience coupled with her leadership make her the perfect candidate to lead Verisk’s dynamic finance team. Elizabeth will be a great partner in achieving our longer-term growth and return objectives and an invaluable resource for valued stakeholders who want to better understand Verisk’s financial and competitive strengths.”

An accomplished financial leader, Mann comes to Verisk from S&P Global, where she was chief financial officer for the Ratings and Mobility divisions, and prior to that senior vice president of capital management. She also held roles of increasing responsibility at Goldman Sachs, including managing director of the firmwide strategy group and the technology, media & telecom investment banking group. Before joining corporate America, Mann earned a doctorate in Mathematics from the University of Oxford, and she was Moore Instructor & National Science Foundation Postdoctoral Fellow at the Massachusetts Institute of Technology.

“Verisk occupies a unique position as a trusted partner to the industries it serves. I’m looking forward to working with Lee and the leadership team to expand on Verisk’s position and accelerate the company’s strong financial performance and strategy for growth,” Mann said.

The role of Verisk CFO was left vacant when Shavel became CEO in May. David Grover, Verisk’s controller and chief accounting officer, has been serving as interim CFO.

“We’re incredibly thankful to David for his leadership and support during this transition period,” Shavel said.

About Verisk

Verisk (Nasdaq: VRSK) provides data-driven analytic insights and solutions for the insurance and energy industries. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk empowers customers to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud and make informed decisions about global issues, including climate change and extreme events as well as political and ESG topics. With offices in more than 30 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Contacts:

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

IR@verisk.com

Media

Alberto Canal

Corporate Communications

201-469-2618

Alberto.Canal@verisk.com